EXHIBIT 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2004 SALES AND EARNINGS

        Eau Claire, Wisconsin (July 30, 2004) — National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2004 sales and earnings largely followed the pattern set during the first quarter. Once again, the major source of the comparative sales gain for the quarter was attributable to the absorbent products division, specifically the adult incontinence and puppy pad lines purchased during the fourth quarter 2003. As with the first quarter, the earnings decline was anticipated, given the sizable comparative benefit enjoyed in 2003 from the partial reversal of the Company’s LIFO manufacturing reserve*, reflecting the ongoing sale of small appliances produced prior to the transition of production from domestic plants to the Orient. The earnings pattern also followed that achieved during the first quarter, with the absorbent products and housewares/appliance divisions once again enjoying earnings increases, which were offset by costs of a startup type nature in the defense division and reduced earnings from the Company’s portfolio. The latter was in part due to comparatively lower yields and in part to a reduction in the size of the portfolio stemming from the use of funds for both the acquisition and expansion of defense and absorbent product businesses.”

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

THREE MONTHS ENDED

	July 4, 2004		June 29,2003
Net Sales	$25,502,000		$21,452,000
Net Earnings	$1,393,000	*	$1,918,000	*
Net Earnings Per Share	$.20	*	$.28	*
Weighted Shares Outstanding	6,822,000		6,818,000

SIX MONTHS ENDED

	July 4, 2004		June 29,2003
Net Sales	$52,290,000		$43,506,000
Net Earnings	$2,888,000	*	$3,971,000	*
Net Earnings Per Share	$.42	*	$.58	*
Weighted Shares Outstanding	6,821,000		6,825,000

* Although both 2003 and 2004 were favorably impacted by a partial reversal of the LIFO reserve, 2003’s reversals were $549,000 larger ($.08 per share more) than the comparable 2004 quarter and $1,106,000 larger ($.16 per share more) than the comparable first half 2004.

**Trademark of National Presto Industries, Inc.